Exhibit 99.1

Shirley to Retire from Microsoft Board

Jon Shirley has decided not to seek re-election to Microsoft’s Board of Directors

REDMOND, Wash. — June 17, 2008 — Microsoft Corp. today announced that after 25 years of service, Jon A. Shirley has chosen not to seek re-election to Microsoft’s board of directors at the company’s Annual Shareholder Meeting, to be held in November 2008.

Shirley’s contributions to Microsoft Corp. have been numerous including his time as President and Chief Operating Officer from 1983 to 1990, as well as his extensive tenure on the Microsoft board, having joined in August of 1983.

“Having turned 70-years-old this year, I’m at a point in my life where I want to reduce my professional commitments and allow more time pursuing some of my personal interests,” said Jon Shirley. “I could only make this decision knowing that Microsoft is well-positioned for success in the years ahead. I have the utmost confidence in the leadership of Microsoft and believe we have established the strongest board in the history of the company.”

“It has been my privilege to work with Jon in multiple roles at Microsoft over the last 25 years,” said Steve Ballmer, Microsoft Chief Executive Officer. “We are grateful for his incredible leadership and dedication and fully understand his desire to retire considering his extensive service to the company.”

Microsoft’s board of directors consists of William H. Gates, Microsoft chairman; Steven A. Ballmer, Microsoft chief executive officer; James I. Cash Jr., Ph.D., former James E. Robison professor of business administration at the Harvard Business School; Dina Dublon, former chief financial officer of JPMorgan Chase; Raymond V. Gilmartin, professor of management practice at Harvard Business School and former chairman, president and chief executive officer of Merck & Co. Inc.; Reed Hastings, founder and chief executive officer of Netflix, Inc.; David F. Marquardt, general partner at August Capital; Charles H. Noski, former vice chairman of AT&T Corp.; and Dr. Helmut Panke, former chairman of the board of management at BMW AG. Shirley will remain on the Microsoft board through November 2008.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, Microsoft, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com